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                                                                    Exhibit 23.1



                        Consent of Independent Auditors
                        -------------------------------


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-80341) pertaining to the 1994 Incentive Stock Plan of Pharmacopeia, Inc., the 1995 Director Option Plan of Pharmacopeia, Inc. and the 1995 Employee Stock Purchase Plan of Pharmacopeia, Inc. and in the Registration Statement (Form S-8 No. 333-20883) pertaining to the 1994 Incentive Stock Plan of Pharmacopeia, Inc. of our report dated January 27, 1998, except for Note 13 as to which the date is February 4, 1998, with respect to the financial statements of Pharmacopeia, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1997.



                                                   Ernst & Young LLP


Princeton, New Jersey
February 26, 1998